UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 23, 2015

Joe’s Jeans Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-18926	11-2928178
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2340 South Eastern Avenue, Commerce, California	90040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  323-837-3700

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On July 23, 2015, Joe’s Jeans Inc. and its subsidiaries (collectively, the “Company”) received an additional Notice of Default and Reservation of Rights Letter (the “Garrison Letter”) from Garrison Loan Agency Services LLC, as term loan agent (“Garrison”), under the Forbearance Agreement, dated as of June 26, 2015 (the “Garrison Forbearance Agreement”) and the Term Loan Credit Agreement, entered into on September 30, 2013 (the “Term Loan Credit Agreement”). The Garrison Letter notifies the Company that a forbearance default (the “Garrison Forbearance Default”) has occurred under the Garrison Forbearance Agreement as a result of the Company’s failure to comply with the sale/recapitalization process milestones set forth in Section 5.02 and Schedule I of the Garrison Forbearance Agreement, which required the Company to, among other things, meet certain deadlines in the sale/recapitalization process.  The sales/recapitalization process refers to the sale of substantially all of the assets or the obtaining of financing sufficient to satisfy all obligations under the respective credit agreements. The milestones relate to certain deadlines to achieve various steps in connection with consummating a proposed sale/recapitalization transaction.

The Garrison Letter indicates that, as a result of the occurrence of the Garrison Forbearance Default, the forbearance period for the Term Loan Credit Agreement as set forth in the Garrison Forbearance Agreement has been terminated; provided, however, that such termination has no impact on the Company’s amendments to the Term Loan Credit Agreement contained in the Garrison Forbearance Agreement. Garrison further notified of the reservation of all of its rights, privileges and remedies under the Garrison Forbearance Agreement, the Term Loan Credit Agreement and other loan documents.  As of May 31, 2015, there was $59,123,000 outstanding under the Term Loan Credit Agreement. The Company has been paying interest at the default rate under the Term Loan Credit Agreement effective retroactively to October 1, 2014.

On July 24, 2015, the Company received an additional Reservation of Rights Letter (the “CIT Letter”) from The CIT Group/Commercial Services, Inc., as administrative agent and collateral agent (“CIT”), under the Forbearance and Amendment No. 3 to Revolving Credit Agreement, dated June 26, 2015 (the “CIT Forbearance Agreement,” and collectively with the Garrison Forbearance Agreement, the “Forbearance Agreements”) and the Revolving Credit Agreement, dated as of September 30, 2013, (as amended by (i) Omnibus Amendment No. 1 to Revolving Credit Agreement and Guarantee and Collateral Agreement, dated as of December 20, 2013,  (ii) Amendment No. 2 to Revolving Credit Agreement, dated as of April 23, 2015, and (iii) the CIT Forbearance Agreement, the “Revolving Credit Agreement”).   The CIT Letter notifies the Company that a forbearance default (the “CIT Forbearance Default”) has occurred under the CIT Forbearance Agreement as a result the Company’s failure to comply with the Sale/Recapitalization Process Milestones set forth in Section 5.02 and Schedule I of the CIT Forbearance Agreement, which required the Company to, among other things, meet certain deadlines in the sale/recapitalization process.

The CIT Letter indicates that, as a result of the occurrence of the CIT Forbearance Default, the forbearance period for the Revolving Credit Agreement as set forth in the CIT Forbearance Agreement has been terminated; provided, however, that such termination has no impact on the Company’s amendments to the Revolving Credit Agreement contained in the CIT Forbearance Agreement. CIT further notified of the reservation of all of its rights, privileges and remedies under the CIT Forbearance Agreement, the Revolving Credit Agreement and other loan documents. As of May 31, 2015, there was $20,820,000 outstanding and $11,500,000 of availability under the Revolving Credit Agreement. The Company has been paying interest at the default rate under the Revolving Credit Agreement effective retroactively to October 1, 2014.

We are currently in discussions with Garrison and CIT regarding a resolution to the defaults and events of default, including amendments to the existing agreements and waivers of the defaults and events of defaults or a refinancing of the debt. There can be no assurance that the requested relief will be granted on terms acceptable to us or at all. So long as one or more events of default are continuing under each of the Forbearance Agreements, the Term Loan Credit Agreement and the Revolving Credit Agreement, each of Garrison and CIT may, subject to compliance with the terms and conditions of such agreements, as applicable, exercise a number of remedies including acceleration of the debt and the sale of collateral. The exercise of certain remedies may have a material adverse effect on our liquidity, financial condition and results of operations, and could cause us to become bankrupt or insolvent.  As previously disclosed, the Company has engaged Carl Marks Advisory Group to help the Company’s board of directors explore strategic and financing alternatives to resolve the outstanding events of default with its lenders.

ITEM 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure under Item 1.02 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Joe’s Jeans Inc.

July 29, 2015	By:	/s/ Samuel J. Furrow
Name: Samuel J. Furrow
Title: Interim Chief Executive Officer and Chairman of the Board of Directors